Exhibit 10.06

November 9, 2009

Mr. Gerald W. Koslow
10325 Canyon Valley Avenue
Las Vegas, NV  89145

Dear Jerry:

On behalf of Gaming Partners International USA, Inc. (“GPI USA”), I am pleased to offer you the Controller position. This letter clarifies and confirms the terms of your employment with GPI USA. This position is classified as "at-will” employment, and neither this offer of employment nor any other writing is to be construed as a contract for your employment.

As the Controller, you will report directly to the Chief Financial Officer. You are also entitled, during the term of your employment, to such vacation, medical and other employee benefits as GPI USA may offer from time to time, subject to applicable eligibility requirements. GPI USA reserves the right to make any modifications in its benefits package that it deems appropriate.

Compensation
•	Starting annual salary -$132,000 ($5076.92 earned and paid biweekly)
•	Bonus – Discretionary bonus of up to 25% of salary
•
Benefits - As provided by GPI USA to all positions. GPI USA pays 100% for the employee’s Health, Dental, Vision and Life Insurance policies.  Family coverage and additional life and disability insurance are available at group rates.

•	401 (k) - Eligible to participate in the GPI USA 401(k) retirement plan after six months of fulltime employment. The Company matches 50% of the first 4% contributed by the employee.
•	Vacation - The amount of paid vacation time the first year is 15 days. First year vacation time will accrue on a pro rata basis over the year.
•	Personal Time Off – Three days per calendar year to use for personal reasons and/or sick days as per the GPI USA handbook.
Start Date – Monday, November 16, 2009
Reviews - A performance review may be performed after the first 90 days.   A review is to ensure that mutual expectations relating to the position are discussed.

We are very excited about your joining our team at GPI USA.  I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

David W. Grimes
Chief Financial Officer

Acceptance:  By signing and dating this letter, I accept the job offer for the Controller position at GPI USA.

Signature	Date